Exhibit 4.02

Puget Technologies, Inc.

Incentive Non-Qualified Stock Option Plan Indenture

Effective as of July 1, 2021

State of Florida               }

County of Palm Beach } ss.:

Pursuant to a duly adopted resolution of its Board of Directors currently in effect, as ratified by its shareholders at the 2021 annual meeting held on Monday, June 7, 2021 and as authorized by the articles of incorporation, bylaws and all applicable federal and state laws, Puget Technologies, Inc., a publicly held Nevada corporation subject to reporting obligations under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended ( “Puget”), intending to be legally bound, hereby establishes and publishes an incentive compensation plan to be known as the “Puget Incentive Non-Qualified Stock Option Plan” (hereinafter referred to as the “Plan”), as follows:

Witnesseth:

Article One:      Introduction

I.	Pursuant to the provisions, conditions and requirements set forth below, this Plan hereby authorizes the grant of Incentive Non-Qualified Stock Options, as such term is defined in the Code (as hereinafter defined) and the rules and regulations promulgated thereunder.

II.	This Plan shall become effective on June 1, 2021.

III.	The purpose of this Plan is to promote the success and enhance the value of Puget by linking the personal interests of Participants to those of Puget’s stockholders by providing incentives for outstanding performance.

IV.	This Plan is further intended to assist each of Puget’s subsidiaries, for so long as it qualifies as a subsidiary of Puget, in its ability to retain the services of Participants upon whose judgment, interest and special effort the successful conduct of Puget’s operations is largely dependent and to align their personal interests with those of Puget and its stockholders.

Article Two:    Definitions

For purposes of this Plan, the following terms shall be defined as set forth below unless the context clearly indicates otherwise:

I.	“Award Certificate” shall mean the written instrument executed by an appropriate officer of Puget, pursuant to which a Plan Award is memorialized.

II.	A.	“Board of Directors” shall mean the Board of Directors of Puget.

B.	“Committee” shall mean the group responsible for administration of the Plan and awarding the Options.

III.	“Capital Stock” shall mean the Puget’s equity securities as specifically established in its articles of incorporation, currently comprised of:

A.	“Capital Stock”, par value $0.001 per share;

B.	“Series A Super Voting Preferred Stock, par value $0.001 per share; and

C.	Class B Convertible Preferred Stock, par value $0.001 per share.

IV.	“Change in Control of Puget” shall be deemed to have occurred if any person (including any individual, firm, partnership or other entity) together with all Affiliates and Associates (as defined under Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act) of such person, directly or indirectly is or becomes the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), of securities of Puget representing 40% or more of the combined voting power of Puget’s then outstanding securities, except:

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432 * 561 210 8535

information@pugettechnologies.com/ * https://pugettechnologies.com/

A.	A trustee or other fiduciary holding securities under an employee benefit plan of Puget or any subsidiary of Puget;

B.	A corporation owned, directly or indirectly, by the stockholders of Puget in substantially the same proportions as their ownership of Puget;

C.	Puget or any subsidiary of Puget; or

D.	A Participant together with all Affiliates and Associates of the Participant, but only with respect to the Option(s) held by the Participant who, together with his, her or its Affiliates or Associates, if any, is or becomes the direct or indirect Beneficial Owner of the percentage of such securities.

V.	“Commission” shall mean the United States Securities and Exchange Commission.

VI.	A.	“Code” shall mean Title 26 of the U.S. Code, the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

B.	“Service” shall mean the United States Internal Revenue Service.

VII.	“Disability” shall have the same meaning as the term “permanent and total disability” under Section 22(e)(3) of the Code.

VIII.	EDGAR shall mean the Commission’s web site on the Internet at “http//sec.gov/Archives/edgar/data.

IX.	A.	“Employee” shall mean a common-law employee of Puget or of any Parent or Subsidiary.

B.	“Non-employee Beneficiary” shall mean any recipient who is not an Employee but who the Puget Board of Directors has determined can and will provide significant business benefits to Puget in exchange for an award of Options under this Indenture.

X.	A.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

B.	“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

XI.	“Exchange Act Report” shall mean any report filed pursuant to the requirement of the Exchange Act, including, without limitation, current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.

XII.	“Executive” means an employee of Puget or of any Parent or Subsidiary whose compensation is subject to the deduction limitations set forth under Code Section 162(m).

XIII.	A.	“Fair Market Value” of Puget’s Capital Stock on a Trading Day shall mean the last reported sale price for Capital Stock or, in case no such reported sale takes place on such Trading Day, the average of the closing bid and asked prices for the Capital Stock for such Trading Day, in either case as reported to the principal national securities exchange on which the Capital Stock is listed or admitted to trading, or if the Capital Stock is not listed or admitted to trading on any national securities exchange but is traded in the over-the-counter market, the closing sale price of the Capital Stock or, if no sale is publicly reported, the average of the closing bid and asked quotations for the Capital Stock, as reported to the over the counter market on which the Capital Stock is traded or, if no sale is publicly reported, the average of the closing bid and asked prices, as furnished to the over the counter electronic bulletin board systems operated by the OTC Markets Group OTCQX, OTCQB and Pink Open Market.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432 * 561 210 8535

information@pugettechnologies.com/ * https://pugettechnologies.com/

B.	In addition, for purposes of this definition, a “Trading Day” shall mean, if the Capital Stock is listed on any national securities exchange, a business day during which such exchange was open for trading and at least one trade of Capital Stock was effected on such exchange on such business day, or, if the Capital Stock is not listed on any national securities exchange but is traded in the over-the-counter market, a business day during which the over-the-counter market was open for trading and at least one “eligible dealer” quoted both a bid and asked price for the Capital Stock.

C.	An “eligible dealer” for any day shall include any broker-dealer licensed by FINRA who quoted both a bid and asked price for such day, but shall not include any broker-dealer who quoted only a bid or only an asked price for such day.

D.	In the event Puget’s Capital Stock is not publicly traded, the Fair Market Value of such Capital Stock shall be determined by the Committee in good faith but shall not be less than the greater of the book value of the Capital Stock as reported on Puget’s last available audited financial statements or the par value of such Capita Stock.

XIV.	“FINRA” shall mean the Financial Industry Regulatory Authority, Inc., a private corporation that acts as a self-regulatory organization. FINRA is the successor to the National Association of Securities Dealers, Inc. and the member regulation, enforcement, and arbitration operations of the New York Stock Exchange.

XV.	“Good Cause” shall mean:

A.	A Participant’s willful or gross misconduct or willful or gross negligence in the performance of his, her or its duties for Puget or for any Parent or Subsidiary;

B.	A Participant’s intentional or habitual neglect of his, her or its duties for Puget or for any Parent or Subsidiary;

C.	A Participant’s theft or misappropriation of funds of Puget or of any Parent or Subsidiary or commission of a crime; or

D.	The direct or indirect breach by the Participant of the terms of a related employment contract with Puget or any Parent or Subsidiary.

XVI.	“Incentive Non-Qualified Stock Option” shall mean a stock option not satisfying the requirements of Section 422 of the Code, or any successor provisions thereto.

XVII.	A.	Inside Directors shall mean members of Puget’s board of directors who also serve as officers, employees or consultants of Puget, who hold more than 10% of Puget’s capital stock or who are related by marriage or consanguinity to any of the foregoing within one two levels (i.e., parents, siblings, spouses and their children or parents).

B.	“Outside Directors” shall mean all members of the Board of Directors of Puget who are classified as “outside directors” under Section 162(m) of the Code.

XVIII.	“Option” shall mean an Incentive Non-Qualified Stock Option granted pursuant to the provisions of Article Six hereof, as such term is defined in the Code and the rules and regulations promulgated thereunder.

XIX.	“Option Holder” shall mean a Participant who is granted an Option under the terms of this Plan.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432 * 561 210 8535

information@pugettechnologies.com/ * https://pugettechnologies.com/

XX.	A.	“Parent” shall mean a corporation that substantially owns Puget within the meaning of Section 424(e) of the Code or as defined in Rule 405 of Commission Regulation C.

B.	“Affiliate” shall mean a “person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with,” an issuer (such as Puget), as defined in Rule 405 of Commission Regulation C.

XXI.	“Participant” shall mean any Employee or other person participating under this Plan.

XXII.	“Plan Award” shall mean an Option granted pursuant to the terms of this Plan.

XXIII.	“Restricted Stock” shall mean securities that are not registered with the Securities and Exchange Commission and consequently cannot be resold unless they are so registered or an exemption from registration is available.

XXIV.	“Subsidiary” shall mean a subsidiary corporation of Puget within the meaning of Section 424(f) of the Code.

Article Three: Administration

I.	This Plan shall be administered by the Committee as hereinafter described.

II.	Subject to the provisions of this Plan, the Committee may establish from time to time such regulations, provisions, proceedings and conditions of awards which, in its sole opinion, may be advisable in the administration of this Plan.

III.	A majority of the Committee shall constitute a quorum, and, subject to the provisions of this Article, the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee as a whole.

IV.	The Committee shall be composed of Directors of Puget who are appointed by the Board of Directors to serve as the Committee and if there are any outside directors, then to the extent possible, at least one third of the membership of the Committee shall be comprised of outside directors.

V.	The Committee, shall administer this Plan so as to comply at all times with Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, to the extent such compliance is required, and shall otherwise have plenary authority to interpret this Plan and to make all determinations specified in or permitted by this Plan or deemed necessary or desirable for its administration or for the conduct of the Committee’s business.

VI.	All interpretations and determinations of the Committee may be made on an individual or group basis and shall be final, conclusive and binding on all interested parties.

VII.	Subject to the express provisions of this Plan, the Committee shall have authority, in its discretion, to determine the persons to whom Plan Awards shall be granted, the times when such Plan Awards shall be granted, the number of Plan Awards, the purchase price or exercise price of each Plan Award (if applicable), the period(s) during which a Plan Award shall be exercisable (whether in whole or in part), the restrictions to be applicable to Plan Awards and the other terms and provisions thereof (which need not be identical).

VIII.	The authority of the Committee shall include, without limitation, the following:

A.	Financing.

The arrangement of temporary financing for an Option Holder by registered broker-dealers in compliance with the rules and regulations of the Federal Reserve Board, for the purpose of assisting an Option Holder in the exercise of an Option, such authority to include the payment by Puget of the commissions of the broker-dealer;

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432 * 561 210 8535

information@pugettechnologies.com/ * https://pugettechnologies.com/

B.	Procedures for Exercise of Option.

The establishment of procedures for an Option Holder to:

1.	Exercise an Option by payment of cash;

2.	Have withheld from the total number of shares of Capital Stock to be acquired upon the exercise of an Option that number of shares having a Fair Market Value, which, together with such cash as shall be paid in respect of fractional shares, shall equal the Option exercise price of the total number of shares of Capital Stock to be acquired;

3.	Exercise all or a portion of an Option by delivering that number of shares of Capital Stock already owned by him having a Fair Market Value which shall equal the Option exercise price for the portion exercised and, in cases where an Option is not exercised in its entirety, and subject to the requirements of the Code, to permit the Option Holder to deliver the shares of Capital Stock thus acquired by him in payment of shares of Capital Stock to be received pursuant to the exercise of additional portions of such Option, the effect of which shall be that an Option Holder can in sequence utilize such newly acquired shares of Capital Stock in payment of the exercise price of the entire Option, together with such cash as shall be paid in respect of fractional shares; and

4.	Engage in any other form of “cashless” exercise.

C.	Withholding.

The establishment of a procedure whereby a number of shares of Capital Stock or other securities may be withheld from the total number of shares of Capital Stock or other securities to be issued upon exercise of an Option or for the tender of shares of Capital Stock owned by any Participant to meet any obligation of withholding for taxes incurred by the Participant upon such exercise.

IX.	Administrative Procedures.

A.	The Committee may establish any procedures determined by it to be appropriate in discharging its responsibilities under this Plan.

B.	All actions and decisions of the Committee shall be final.

X.	Assignment or Transfer.

Subject to applicable legal restrictions on transfers of securities not registered with the Commission and applicable Code provisions, if any, Options shall be transferable, provided adequate proof of the legality of the transfer under applicable laws is provided to the Committee.

XI.	Investment Representation.

In the case of Plan Awards paid in shares of Capital Stock or other securities, or, with respect to shares of Capital Stock received pursuant to the exercise of an Option, the Committee may require, as a condition of receiving such securities, that the Participant furnish to Puget such written representations and information as the Committee deems appropriate to permit Puget, in light of the existence or nonexistence of an effective registration statement under the Securities Act and any applicable provisions of state laws, to deliver such securities in compliance with the provisions of the Securities Act and any applicable provisions of state laws, or of the provisions of any exemptions from such requirements.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432 * 561 210 8535

information@pugettechnologies.com/ * https://pugettechnologies.com/

XII.	Withholding Taxes.

A.	Puget shall have the right to deduct from all cash payments owed to a Participant for any reason, any federal, state, local or foreign taxes required by law to be withheld with respect to any Plan Awards.

B.	In the case of the issuance or distribution of Capital Stock or other securities hereunder, either directly or upon the exercise of or payment upon any Plan Award, Puget, as a condition of such issuance or distribution, may require the payment (through withholding from the Participant’s salary, reduction of the number of shares of Capital Stock or other securities to be issued, or otherwise) of any such taxes.

C.	Each Participant may satisfy the withholding obligations by paying to Puget a cash amount equal to the amount required to be withheld or by tendering to Puget a number of shares of Capital Stock having a value equivalent to such cash amount, or by use of any available procedure as described under Article Three hereof.

XIII.	Costs and Expenses.

The costs and expenses of administering this Plan shall be borne by Puget and shall not be charged against any award nor to any employee receiving a Plan Award.

XIV.	Funding of Plan.

A.	This Plan shall be unfunded other than with respect to the reservation of authorized but unissued Capital Stock, treasury Capital Stock or Capital Stock specifically acquired on the open market for purposes of meeting Puget’s commitments under the Plan.

B.	Neither Puget not Puget shall be required to segregate any of its assets other than the securities mentioned above to assure the payment of any Plan Award under this Plan.

C.	Neither the Participants nor any other persons shall have any interest in any fund or in any specific asset or assets of Puget or any other entity by reason of any Plan Award, except to the extent expressly provided hereunder.

D.	The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the general creditors of Puget and its subsidiaries.

XV.	Other Incentive Plans.

The adoption of this Plan does not preclude the adoption by appropriate means of any other incentive plan for employees, or the grant of any benefits or compensation, including, without limitation, securities of Puget, under any employment, consulting or acquisition agreements.

XVI.	Payments due Missing Persons.

A.	Puget shall make a reasonable effort to locate all persons entitled to benefits under this Plan; however, notwithstanding any provisions of this Plan to the contrary, if, after a period of one year from the date such benefits shall be due, any such persons entitled to benefits have not been located, their rights under this Plan shall stand suspended.

B.	Before this provision becomes operative, Puget shall send a certified letter to all such persons at their last known addresses advising them that their rights under this Plan shall be suspended.

C.	Subject to all applicable state escheat laws, any such suspended amounts shall be held by Puget for a period of one additional year and thereafter such amounts shall be forfeited and thereafter remain the property of Puget.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432 * 561 210 8535

information@pugettechnologies.com/ * https://pugettechnologies.com/

XVII.	Incapacity.

If the Committee shall receive evidence satisfactory to it that a person entitled to receive payment of any Plan Award is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such Plan Award and to give a valid release thereof, and that another person or an institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person shall have been duly appointed, the Committee may make payment of such Plan Award otherwise payable to such person to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation (who shall be an adult, a guardian of the minor or a trust company), and the release by such other person or institution shall be a valid and complete discharge for the payment of such Plan Award.

XVIII.	Evidence of Award.

Each Plan Award may be evidenced by a signed written instrument (the “Award Certificates”) containing the terms and conditions of the award which may be incorporated by reference therein.

XIX.	Publication & Availability of Plan.

A.	A current copy of this Plan and any interpretative and legal materials deemed appropriate by the Committee shall be made generally available to the potential Award recipients who, as a condition to the delivery of an Award Certificate, must represent that they have had access to such materials and have fully reviewed them.

B.	The foregoing availability requirements will be met if the subject materials are maintained on Puget’s Internet website and are accessible there to potential Award recipients either generally or through use of a password actually provided to them or if an executed copy of this Plan is filed with the Commission and is publicly available through the Commission’s EDGAR web site.

C.	In the event the required materials are not maintained on Puget’s or the Commission’s Internet websites, then they must be made available in hard copy to potential Award recipients prior to delivery of an Award Certificate.

Article Four: Maximum Shares Authorized for Plan

I.	Subject to the adjustments provided in Article Seven of this Plan, the aggregate number of shares of the Capital Stock which may be granted for all purposes under this Plan shall be the maximum number of shares permissible under applicable laws, including the Code, the Securities Act, the Exchange Act and the corporate law of the State of Nevada.

II.	Shares of Capital Stock underlying awards of securities (derivative or not) and shares of Capital Stock awarded hereunder (whether or not on a restricted basis) shall be counted against the limitation set forth in the immediately preceding sentence and may be reused to the extent that the related Plan Award to any individual is settled in cash, expires, is terminated unexercised, or is forfeited.

III.	Capital Stock granted to satisfy Plan Awards under this Plan may be authorized and unissued shares of the Capital Stock, issued shares of such Capital Stock held in Puget’s treasury or shares of Capital Stock acquired on the open market; provided that, whenever Puget has adequate capital reserves and its management determines that the market price for Puget’s securities is undervalued, it will purchase Capital Stock required to fund the Plan in the open market rather that from authorized but unissued or treasury shares of Capital Stock.

IV.	Notwithstanding the foregoing, Puget’s transfer agent and its general counsel shall:

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432 * 561 210 8535

information@pugettechnologies.com/ * https://pugettechnologies.com/

A.	Retain a copy of this Plan, and any amendments or supplements thereof, in its records of Puget’s affairs;

B.	Be provided with and retain copies of all instruments effecting Plan Awards;

C.	Assure that shares adequate to meet Puget’s obligations under the Plan are reserved for issuance in compliance therewith;

D.	Immediately notify Puget and any Participants affected in the event that shares adequate to meet Puget’s obligations under the Plan are not authorized;

E.	Assure that, in conjunction with the issuance or transfer of any securities under the Plan, the holder complies with all reporting and registration requirements imposed under the Securities Act, the Exchange Act, comparable provisions of applicable state laws, policies of Puget implemented to assure compliance with all such laws and the regulations and rules promulgated thereunder, or the legally available exemptions therefrom; and,

F.	Maintain a current copy of the Plan on Puget’s corporate website and on file with the Commission as an exhibit to its Exchange Act Reports.

Article Five: Eligibility

Puget’s Board of Directors will determine eligibility for participation in the Plan in its sole discretion, provided, however, that the Options shall not be used for purposes primarily involving fundraising but rather as incentives for people or organizations to assist Puget in the development and implementation of its business operations and those of its subsidiaries.

Article Six: Awards

I.	The Committee shall have the authority, in its discretion, to grant Incentive Non-Qualified Stock Options.

II.	Notwithstanding anything contained herein to the contrary, unless the Incentive Non-Qualified Stock Options and the shares of Capital Stock into which they may be converted have been registered for distribution with the Commission under the Securities Act, for example, on Commission Form S-8, an Incentive Non-Qualified Stock Options may be granted only to persons legally permitted to acquire securities of Puget that have not been registered for sale under applicable laws, pursuant to applicable exemptions from otherwise applicable laws and regulations.

III.	The terms and conditions of the Options shall be determined from time to time by the Committee; provided, however, that the Options granted under this Plan shall be subject to the following:

A.	Exercise Price.

1.	The Committee shall establish the exercise price at the time any Option is granted at such amount as the Committee shall determine, provided that the exercise price shall be at least 110% of the Fair Market Value of the shares of Capital Stock involved on the date the Option is granted.

2.	The exercise price will be subject to adjustment in accordance with the provisions of Article Seven of this Plan.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432 * 561 210 8535

information@pugettechnologies.com/ * https://pugettechnologies.com/

B.	Payment of Exercise Price.

1.	The price per share of Capital Stock with respect to each Option shall be payable at the time the Option is exercised.

2.	Such price shall be payable in cash or pursuant to any of the methods set forth in Article Three VII-B hereof.

3.	Shares of Capital Stock delivered to Puget in payment of the exercise price shall be valued at the Fair Market Value of the Capital Stock on the date preceding the date of the exercise of the Option.

C.	Exercisability of Options.

1.	Except as provided in Article Five III with reference to eligibility and Article Six III-A-5 hereof with reference to termination of relationship, each Option shall be exercisable in whole or in installments, and at such time(s), and subject to the fulfillment of any conditions on, and to any limitations on, exercisability as may be determined by the Committee at the time of the grant of such Options.

2.	The right to purchase shares of Capital Stock shall be cumulative so that when the right to purchase any shares of Capital Stock has accrued such shares of Capital Stock or any part thereof may be purchased at any time thereafter until the expiration or termination of the Option.

3.	The Committee shall, concurrently with the grant of an Option, determine any applicable vesting period for the Options granted.

D.	Expiration of Incentive Non-Qualified Stock Options.

The Committee shall determine the exercise period of any Option issued hereunder in its sole discretion, but exercising good faith business judgment for the benefit of Puget.

E.	Exercise upon Option Holder’s Termination of Business Relationship.

1.	If the association of an Option Holder with Puget or any Parent or Subsidiary which gave rise to the grant is terminated for any reason other than death, any Incentive Non-Qualified Stock Options granted to such Option Holder may not be exercised later than three months (one year in the case of termination due to Disability) after the date of such termination.

2.	a.	If an Option Holder’s association with Puget is terminated by Puget for Good Cause or if an Option Holder voluntarily terminates his, her or its association other than for Disability without the written consent of the Committee, then the Option Holder shall, at the time of such termination forfeit all rights to exercise any and all of the outstanding Option(s) theretofore granted to the Option Holder.

b.	The reduction in the ownership of a subsidiary of Puget by Puget below one share more than 50% shall be deemed a termination of the association of all Option Holders associated with such subsidiary under this Plan.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432 * 561 210 8535

information@pugettechnologies.com/ * https://pugettechnologies.com/

Article Seven: Adjustments

In the event there is any change in the Capital Stock of Puget by reason of any reorganization, recapitalization, stock split, stock dividend or otherwise, there shall be substituted for or added to each share of Capital Stock theretofore appropriated or thereafter subject, or which may become subject, to any Option, the number and kind of shares of stock or other securities into which each outstanding share of Capital Stock shall be so changed or for which each such share shall be exchanged, or to which each such share be entitled, as the case may be, and the per share price thereof also shall be appropriately adjusted.

Article Eight: Amendment or Termination of Plan

I.	The Board of Directors of Puget shall have the right to amend, suspend or terminate this Plan at any time, provided that no amendment shall be made which shall increase the total number of shares of the Capital Stock of Puget which may be issued and sold pursuant to Incentive Non-Qualified Stock Options, reduce the minimum exercise price in the case of an Incentive Non-Qualified Stock Options or modify the provisions of this Plan relating to eligibility with respect to Incentive Non-Qualified Stock Options unless such amendment is made by or with the approval of the stockholders within 12 months prior to the effective date of such amendment.

II.	Except as otherwise provided herein, no amendment, suspension or termination of this Plan shall alter or impair any Plan Awards previously granted under this Plan without the consent of the holder thereof, except as required to comply with applicable conditions or requirements of the Securities Act, the Exchange Act, the Code or any other applicable law of the United States, or of any states in which a Participant is domiciled or under which Puget is subject to in personam jurisdiction and regulation.

III.	This Plan shall automatically terminate on the day immediately preceding the tenth anniversary of the date this Plan was adopted by the Board of Directors of Puget, unless sooner terminated by the Board of Directors.

IV.	No Plan Awards may be granted under this Plan subsequent to the termination of this Plan.

Article Nine: Liability, Indemnification & Dispute Resolution

I.	Liability and Indemnification.

A.	Neither Puget nor any Parent, Affiliate or Subsidiary shall be responsible:

1.	For any action or omission of the Committee, or any other fiduciaries in the performance of their duties and obligations as set forth in this Plan.

2.	For any act or omission of any of their agents, or with respect to reliance upon advice of their counsel provided that Puget and/or the appropriate Parent or Subsidiary relied in good faith upon the action of such agent or the advice of such counsel.

B.	1.	Except for their own gross negligence or willful misconduct regarding the performance of the duties specifically assigned to them under or their willful breach of the terms of this Plan, Puget, each Parent and Subsidiary and the Committee shall be held harmless by the Participants, former Participants, beneficiaries and their representatives against liability or losses occurring by reason of any act or omission.

2.	Neither Puget, any Parent or Subsidiary, the Committee, nor any agents, employees, officers, directors or shareholders of any of them, nor any other person shall have any liability or responsibility with respect to this Plan, except as expressly provided herein.

II.	Applicable Law & Venue.

A.	All questions pertaining to the validity, construction and administration of this Plan shall be determined in accordance with the laws of the State of Nevada, exclusive of any choice of law provisions thereof which would result in the application of substantive laws other than those of the State of Nevada.

B.	Venue for any proceeding arising hereunder, whether in law, equity, administration or alternate dispute resolution, shall, to the extent legally permissible, lie exclusively in Palm Beach County, Florida.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432 * 561 210 8535

information@pugettechnologies.com/ * https://pugettechnologies.com/

III.	Limitations on Dispute Resolution.

A.	If there is any dispute hereunder which cannot be resolved by the parties (a “Disputed Item”), any party with requisite standing may seek a resolution solely by arbitration by applying for an arbitrator to be appointed by the American Arbitration Association in accordance with the rules and regulations of that association, except as specifically modified hereby.

B.	In the event arbitration is requested, both Parties must proceed as quickly as possible to arbitration and accept the results of same as final and binding.

C.	The losing Party in the arbitration shall pay all of the costs of the arbitration.

D.	In the event that the results of the arbitration cannot be said to result in a winning Party and a losing Party, the arbitrator shall decide how the costs and expenses of the arbitration shall be borne by the Parties.

E.	Any judgment upon the award rendered by the arbitrator may be enforced in the Circuit Court sitting in and for Palm Beach County, Florida.

IV.	Jurisdiction.

By acceptance of a Plan Award, a recipient will be deemed to have irrevocably:

A.	Submitted to the jurisdiction of any state or federal court or private dispute resolution tribunal sitting in Palm Beach County, Florida, in any action or proceeding arising out of or relating to this Plan and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court or tribunal;

B.	Agreed not to bring any action or proceeding arising out of or relating to this Plan in any other court or tribunal.

C.	Waived any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

Article Ten: Miscellaneous Provisions

I.	Interpretation.

A.	The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

B.	The headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432 * 561 210 8535

information@pugettechnologies.com/ * https://pugettechnologies.com/

C.	The captions in this Plan are for convenience and reference only and in no way define, describe, extend or limit the scope of this Plan or the intent of any provisions hereof.

D.	All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

E.	Each exhibit and schedule referenced in this Plan, if any, shall be annexed hereto and shall be considered a part hereof as if set forth in the body hereof in full.

II.	Severability.

A.	Whenever legally possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction but this Plan will be interpreted, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

B.	Where a provision of this Plan is held to be legally unenforceable, by acceptance of a Plan Award, a recipient shall be deemed to have irrevocably agreed to authorize a tribunal of competent jurisdiction, acting at the request of Puget, to substitute in its place the legally enforceable provision most closely effecting the intent of the provision that was found to be unenforceable.

III.	Notices.

A.	Each notice relating to this Plan shall be in writing and delivered in person or by certified mail to the proper address.

B.	All notices to Puget or the Committee shall be addressed to it at Puget’s address last set forth in a document filed by Puget with the Commission and posted on the Commission’s Internet web site at www.sec.gov, in conjunction with the Commission’s current electronic data gathering and retrieval system (“EDGAR”), or any successors thereto.

C.	All notices to Participants, former Participants, beneficiaries or other persons acting for or on behalf of such persons shall be addressed to such person at the last address for such person maintained in the Committee’s records.

III.	Expenses.

Except as otherwise provided in this Plan, each recipient of a Plan Award shall be responsible for payment of all resulting sales and other transfer taxes, if any.

IV.	No Third-Party Beneficiaries.

Neither this Plan nor any provision hereof, nor any document or instrument executed or delivered pursuant to this Plan, shall be deemed to create any right in favor of or impose any obligation upon any person or entity other than those to whom a duly executed Award Certificate is delivered by an authorized Officer of Puget.

V.	Entire Plan.

A.	This Plan and the agreements, instruments, schedules and other writings referred to in this Plan contain the entire understanding of the Parties with respect to the subject matter of this Plan.

B.	There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.

C.	This Plan supersedes all prior agreements and understandings between the Parties with respect to its subject matter.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432 * 561 210 8535

information@pugettechnologies.com/ * https://pugettechnologies.com/

VI.	Non-guarantee of Employment or Consulting Relationship.

Nothing contained in this Plan shall be construed as a contract of employment (or as a consulting contract) between Puget (or any Parent or Subsidiary), and any employee or Participant, as a right of any employee or Participant to be continued in the employment of Puget (or any Parent or Subsidiary), or as a limitation on the right of Puget or any Parent or Subsidiary to discharge any of its employees (or Consultants), at any time, with or without cause.

VII.	Cooperation of Parties.

A.	All parties to this Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out this Plan or any of its provisions.

B.	In the event that any recipient of a Plan Award fails to comply with the provisions of this subsection VII within three business days after receipt of a written notice of non-compliance specifying the required action, the Award shall become void and all rights thereto shall be deemed to have expired unexercised.

VIII.	License.

A.	This form of plan is the property of Qest Consulting Group, Inc., a Colorado corporation and Puget’s current “Parent”, as that term is defined in Rule 405 of Commission Regulation C (“Qest”), Puget’s strategic consultant and the use hereof is authorized hereby solely for the purposes contemplated hereby.

B.	The use of this form of plan or of any derivation thereof without Qest’s prior written permission is prohibited.

C.	Notwithstanding the foregoing, this Plan shall not be more strictly interpreted against any person as a result of its authorship.

In Witness Whereof, pursuant to a duly adopted resolution of Puget’s Board of Directors, currently in effect, the undersigned have executed this Indenture, by and on behalf of Puget.

PUGET TECHNOLOGIES, INC.
Dated:	July 1, 2021
By:
Hermann Burckhardt
President
{Corporate Seal}
Attest:
Thomas Jaspers
Secretary

Before me, an officer duly authorized to administer oaths by the State of Florida, did personally appear Hermann Burckhardt, known to me, who being duly sworn, did certify to me, in my presence, that he executed this Indenture, in the capacities indicated, on the date set forth above, as the act of Puget Technologies, Inc., a publicly held Nevada corporation subject to reporting obligations under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, pursuant to authority of a duly promulgated and currently effective resolution of its duly elected and serving Board of Directors, and that by such action, Puget has become bound by the terms thereof.

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432 * 561 210 8535

information@pugettechnologies.com/ * https://pugettechnologies.com/

Witness my hand and seal, this ___ day of ____________, 2021. My commission expires:

{Notarial Seal}

Notary Public

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432 * 561 210 8535

information@pugettechnologies.com/ * https://pugettechnologies.com/